Bell Microproducts Announces Financial Results for the
First Quarter of 2010

Sales of $801 Million Up 12% Compared to Prior Year; Non-GAAP Earnings of $0.16 per Share

SAN JOSE, Calif.—May 17, 2010 -- Bell Microproducts Inc. (NASDAQ: BELM), one of the world’s largest value-added distributors of storage and computing technology, today announced its financial results for the three months ended March 31, 2010.

Net sales in the first fiscal quarter of 2010 were $800.6 million, an increase of 12% compared to the first fiscal quarter of 2009 and a decrease of 4% sequentially.  The Company generated a net loss for the first fiscal quarter of 2010 of $(5.0) million, or $(0.15) per share, compared to net income of $12.9 million, or $0.40 per diluted share, in the prior quarter, and a net loss of $(4.0) million, or $(0.13) per share in the first fiscal quarter of 2009.  On a non-GAAP basis, the Company generated net income of $5.3 million, or $0.16 per diluted share in the first fiscal quarter of 2010, as compared to net income of $9.1 million, or $0.28 per diluted share in the fourth fiscal quarter of 2009, and non-GAAP net income of $3.8 million, or $0.12 per diluted share, in the first fiscal quarter of 2009.

Key Financial Highlights for the First Quarter of 2010:

~~•~~	Net sales were $800.6 million, up 12% compared to the first fiscal quarter of 2009, and down 4% sequentially.

•	Selling, general and administrative expenses (excluding professional fees) were down 4% and professional fees were down 13% from the first quarter of 2009.

•	Non-GAAP net income was $5.3 million ($0.16 per diluted share), up from $3.8 million ($0.12 per diluted share) in the first quarter of 2009.

•
On March 29, 2010, the Company announced an agreement to be acquired by Avnet, Inc. (NYSE: AVT) in an all cash merger for $7.00 per share.  Included in professional fees in the most recent quarter were approximately $1.7 million of fees incurred in connection with the pending acquisition.

Non-GAAP results reflect the exclusion of various non-cash and other charges and credits from the Company’s reported GAAP results as detailed in the attached supplemental reconciliation table.

Net Sales and Product Mix by Region

Distribution net sales for the first quarter of 2010 were $716.4 million, an increase of 17% from the first quarter of 2009 and a sequential quarter increase of less than 1%.  Before the effects of currency rate changes, distribution net sales in the first quarter of 2010 increased 11% compared to the same quarter of the prior year and 3% sequentially.

The following is a comparison of the Company’s net sales and product mix for the first quarter of 2010 in each of its three major geographic regions:

•
North American net sales were $330.7 million (41% of total revenues), a year-over-year increase of 14% and a sequential decline of 7% due primarily to seasonality.  Included in North American net sales are the following:

o
Distribution net sales in North America increased 30% compared to the first quarter of 2009 and 6% sequentially, due primarily to market growth and market share growth in storage systems and disk drives.

o
Single-tier sales in North America, primarily from ProSys, declined 16% compared to the first quarter of 2009 and 31% sequentially due to seasonality and due to the buying patterns of certain strategic customers.  Single-tier sales are expected to increase sequentially in the second quarter of 2010.

•
European region net sales were $337.8 million (42% of total revenues), a year-over-year increase of 12% and a sequential decline of 4% due to currency rate changes.  The year-over-year sales growth was primarily fueled by sales of computer platforms and disk drives, together with the positive effects of currency rate changes.  These increases were partially offset by a reduction in sales of software due to the timing of certain vendor promotions.  Before the effects of currency rate changes, European net sales in the first quarter of 2010 increased 4% compared to the same quarter of the prior year and 2% sequentially.

•
Latin American net sales were $132.1 million (17% of total revenues), a year-over-year increase of 8% and a sequential increase of 1%.  The year-over-year increase was generated primarily by growth in sales of semiconductor products and the positive effects of currency rate changes.  Before the effects of currency rate changes, Latin American net sales in the first quarter of 2010 increased 3% compared to the same quarter of the prior year and 1% sequentially.

The following is a net sales breakdown for Bell Micro’s major categories of products and services for the first fiscal quarter:

•
The Components and Peripherals category, which represented 51% of net sales, increased 6% sequentially and 33% compared to the comparable quarter of 2009.  Disk drive sales decreased 2% sequentially and increased 26% from the first quarter of 2009, primarily due primarily to increased market demand.  Disk drive sales represented 27% of total net sales.  Also contributing to the growth in Components and Peripherals was increased sales of certain semiconductor products.

•
The Solutions category decreased 13% sequentially to represent 49% of total net sales in the first quarter of 2010.  The sequential decrease was due to lower single-tier sales and lower sales of software licenses in Europe, partially offset by higher storage system sales in North America and Europe.  Solutions sales declined by 4% compared to the first quarter of 2009, primarily due to lower single-tier sales.

Outstanding Debt

Total debt increased 11% to $389 million due primarily to the first quarter payment of certain trade liabilities in connection with year-end inventory purchases.  The Company is in compliance with all covenants of its banking agreements.

About Bell Microproducts Inc.

Bell Microproducts (NASDAQ: BELM) is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components, and peripherals, as well as maintenance and professional services.  An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world’s largest storage-centric value-added distributors.  In 2010, the company celebrated the sale of its 100 millionth hard disk drive, setting a significant industry milestone.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs.  From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions.  More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts website at http://www.bellmicro.com.

Safe Harbor Statement

Some of the statements included in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on these statements.  These forward-looking statements include statements that reflect the current views of our senior management with respect to our financial performance and future events with respect to our business and our industry in general.  Statements that include the words “expect,” “intend,” “plan,” “believe,” “anticipate,” “estimate” and similar statements of a future or forward-looking nature identify forward-looking statements.

Forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements.  We believe that these factors include, but are not limited to, the following :  the occurrence of any event, change or other circumstance that could give rise to the termination of our merger agreement with Avnet, Inc. (“Avnet”) that could require us to reimburse Avnet up to $2.5 million for fees and expenses and to pay Avnet a termination fee of up to $10.5 million (less any reimbursement of fees and expenses already made); the outcome of legal proceedings instituted against us and others relating to the proposed merger; the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the merger; our inability to obtain any required regulatory approvals related to the merger in a timely manner, or at all; the failure of the merger to close for any other reason; risks that the proposed merger disrupts our current plans and operations and the potential difficulties in employee retention as a result of the merger; the effect of the announcement of the merger on our business and customer relationships, operating results and business generally, including our ability to retain key employees; the costs, fees, expenses and charges related to the merger, which we will not recover if we do not complete the merger; the material weaknesses in our internal control over financial reporting and in our disclosure controls and procedures; the outcome of any pending or future litigation or regulatory proceedings, including the current shareholder lawsuits related to the proposed merger and any claims or litigation related to the restatement of our consolidated financial statements; risks related to our substantial indebtedness, including the inability to obtain additional financing for our operations on terms acceptable to us or at all; our ability to comply with the financial covenants in our credit agreements; limitations on our operating and strategic flexibility under the terms of our debt agreements; our reliance on credit provided by our manufacturers to finance our inventory purchases; the effects of a prolonged economic downturn; our reliance on third parties to manufacture the products we sell; competition in the markets in which we operate; risks associated with doing business abroad, including foreign currency risks; our ability to accurately forecast customer demand and order sufficient product quantities; the fact that the products we sell may not satisfy shifting customer demand or compete successfully with our competitors’ products; loss or adverse effect on our supplier relationships, including the reduction or elimination of rebates offered by our manufacturers; our ability to achieve cost reductions and other benefits in connection with our strategic initiatives; our ability to attract and retain qualified personnel; and our inability to identify, acquire and integrate acquired businesses.

For a more detailed discussion of how these and other risks and uncertainties could cause our actual results to differ materially from those indicated in our forward-looking statements, see our reports filed with SEC (available at www.sec.gov), including our Annual Report on Form 10-K for the year ended December 31, 2009.

Contact:
Nicole Noutsios
Investor Relations
Bell Microproducts Inc.
(510) 451-2952
ir@bellmicro.com

Financial tables to follow.

BELL MICROPRODUCTS INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Mar. 31,	Dec. 31,
	2010	2009
ASSETS	(unaudited)
Current assets:
Cash	$20,976	$21,132
Accounts receivable, net	434,982	434,858
Inventories	281,454	295,692
Prepaid expenses and other current assets	48,653	44,088
Total current assets	786,065	795,770

Property and equipment, net	14,603	15,710
Goodwill and other intangibles	26,744	27,717
Other long-term assets	16,787	17,779
Total assets	$844,199	$856,976

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and cash overdraft	$330,059	$360,868
Borrowings under lines of credit and current portion of long-term debt	328,772	190,788
Other accrued liabilities	83,915	91,784
Total current liabilities	742,746	643,440

Long-term debt, net of current portion	60,511	159,494
Other long-term liabilities	21,174	22,210
Total liabilities	824,431	825,144

Shareholders’ equity	19,768	31,832
Total liabilities and shareholders’ equity	$844,199	$856,976

BELL MICROPRODUCTS INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2010	2009	2009
Net sales	$800,560	$836,967	$715,316
Cost of sales	730,946	758,568	643,464
Gross profit	69,614	78,399	71,852

Selling, general and administrative expense	54,972	54,652	57,331
Professional fees	7,502	4,197	8,574
Restructuring costs	337	1,696	1,188
Total operating expenses	62,811	60,545	67,093

Operating income	6,803	17,854	4,759
Interest and other expense, net	8,391	8,527	7,792
Foreign currency (gains) and losses	1,991	452	(1,664)
Income (loss) before income taxes	(3,579)	8,875	(1,369)
Provision for (benefit from) income taxes	1,374	(4,073)	2,674
Net income (loss)	$(4,953)	$12,948	$(4,043)

Income (loss) per share:
Basic	$(0.15)	$0.41	$(0.13)
Diluted	$(0.15)	$0.40	$(0.13)

Shares used in per share calculation:
Basic	32,122	31,919	31,790
Diluted	32,122	32,694	31,790

BELL MICROPRODUCTS INC.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2010	2009	2009
Net income (loss):
GAAP net income (loss)	$(4,953)	$12,948	$(4,043)
Adjustments:
Professional fees (1)	5,302	1,997	6,374
Trade settlements	-	-	(4,216)
ProSys derivative and related settlement	-	(3,224)	132
Intangible amortization	792	798	784
Stock-based compensation	926	776	561
Restructuring costs	337	1,696	1,188
Amortization of debt discount and issuance costs	3,633	3,526	3,416
Income tax credits	-	(8,623)	-
Income tax impacts of non-GAAP items (2)	(725)	(744)	(433)
Total adjustments to GAAP net income (loss)	10,264	(3,798)	7,806
Non-GAAP net income	$5,311	$9,150	$3,763

Shares used in computing non-GAAP net income (loss) per share:
Basic	32,122	31,919	31,790
Diluted	33,429	32,694	32,201

Basic net income (loss) per share:
GAAP	$(0.15)	$0.41	$(0.13)
Adjustments	0.32	(0.12)	0.25
Non-GAAP	$0.17	$0.29	$0.12

Diluted net income (loss) per share:
GAAP	$(0.15)	$0.40	$(0.13)
Adjustments	0.31	(0.12)	0.25
Non-GAAP	$0.16	$0.28	$0.12

(1)
Excluded from non-GAAP net income is professional fees for auditors, investigators, lawyers and other outside advisors incurred in excess of $2.2 million for each three-month period presented, as management believes $2.2 million represents approximately one quarter of the Company’s expected annual spending on such professional fees.  The actual professional fees incurred may be significantly different than this estimate, and such costs will likely fluctuate significantly from quarter-to-quarter and year-to-year.

(2)	Amount represents the income tax effect of the adjustments to GAAP net income (loss).

ABOUT NON-GAAP FINANCIAL MEASURES

In addition to the Company’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, the Company is providing in this release supplemental non-GAAP net income (loss) and non-GAAP net income (loss) per share as compared to the corresponding financial measures prepared in accordance with GAAP.

The presentation of supplemental non-GAAP financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, these measures may be materially different from non-GAAP financial measures used by other companies.

The Company is providing these non-GAAP financial measures because it believes that such measures provide important supplemental information to management and investors about its core operating results, primarily because the non-GAAP measures exclude certain charges and credits that management believes that investors benefit by being provided with such information. Company management uses these non-GAAP financial measures, in addition to the corresponding GAAP financial measures, in evaluating the Company’s operating performance, in planning and forecasting future periods, in making decisions regarding business operations and the allocation of resources, and in comparing the Company’s performance against its historical performance. The Company excludes the following items from its non-GAAP financial measures:

Professional fees.  These amounts include the costs of auditors, lawyers and other outside advisors, which were in excess of typical costs due to the extensive work in connection with regaining SEC reporting compliance in 2009, the Company’s material weaknesses in internal controls through the first quarter of 2010, and a fairness opinion fee in connection with the pending Avnet acquisition incurred in the first quarter of 2010.  Management has excluded such costs incurred in excess of $2.2 million for each three-month period presented, as it believes $2.2 million represents one quarter of the Company’s estimated annual professional fee spending that will be incurred subsequent to the remediation of all material control weaknesses.  The actual professional fees incurred in future periods may be significantly different than this estimate, and such costs will likely fluctuate significantly from quarter-to-quarter and year-to-year.

Trade settlements.  These credits were recorded upon the settlement of certain disputed trade receivable credits (recorded as an increase in net sales) and trade payable credits (recorded as a reduction of cost of goods sold) received in prior periods, but settled in the period recorded.  Although the resolution of disputed trade credits is an ongoing part of the Company’s business, these credits are typically identified and a resolution initiated and completed within a normal operating cycle.  During the process of restating its consolidated financial statements and the filing of its December 2006 10-K, the Company identified a significant number of historical credits that lacked sufficient documentation.  The Company obtained additional documentation and recorded a higher than typical amount of credits to income in 2009 associated with those historical credits.

ProSys derivative and related settlement.  These charges and credits represent amounts recorded under agreements with the former shareholders of ProSys, under which the Company has granted those shareholders rights to put certain shares to the Company and rights to receive cash from the Company upon open market sales under certain conditions.  Also included in the fourth quarter of 2009 was a credit recorded upon settlement of a related dispute.

Intangible amortization.  These charges reflect the non-cash amortization of certain intangible assets.

Stock-based compensation.  These non-cash charges reflect amounts recorded pertaining to stock options and restricted stock units granted under stock-based compensation plans.

Restructuring costs.  At various times in the past, we have implemented restructuring plans to improve operating performance.  Restructuring costs consist of estimated expenses associated with workforce reductions, the consolidation of excess facilities and the impairment of leasehold improvements and other equipment associated with abandoned facilities.  While we believe it is important to understand these charges, we do not believe that these charges are indicative of our future operating results.

Amortization of debt discount and issuance costs.  These charges represent the non-cash amortization related to the retrospective adoption of ASC 470-20 and certain issuance costs that are being amortized over the term of the underlying debt.

Income tax credits.  The Company recorded credits in the fourth quarter of 2009 related to the reversal of a portion of the valuation allowance previously recorded on certain deferred tax assets.  Of the $8.6 million recorded, $2.4 million was pertaining to prior periods, which is considered immaterial.

Income tax impacts of non-GAAP items.  The Company adjusts its provision for income taxes to reflect the tax effects of excluding the non-GAAP items noted above.

All supplemental non-GAAP financial measures are unaudited, and should be read in conjunction with the comparable information presented in accordance with GAAP.